--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                FORM 8-K/A

                               ----------------

                              AMENDMENT NO. 1

                                    TO
               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                       DATE OF REPORT: JULY 20, 1998
                (DATE OF EARLIEST EVENT REPORTED: JUNE 11, 1998)

                        GROUP MAINTENANCE AMERICA CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          TEXAS                    1-13565                   76-0535259
     (STATE OR OTHER       (COMMISSION FILE NUMBER)       (I.R.S. EMPLOYER
     JURISDICTION OF                                    IDENTIFICATION NO.)
      INCORPORATION)

 8 GREENWAY PLAZA, SUITE 1500 HOUSTON,                   77046
                 TEXAS                                 (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 860-0100

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

  On June 12, 1998, Group Maintenance America Corp. (the "Company") completed the acquisition of Atlantic Industrial Constructors, a Virginia corporation ("Atlantic Industrial") pursuant to a merger (the "Merger") of Atlantic Industrial with and into Atlantic Industrial Acquisition Corp., a wholly-owned subsidiary of the Company ("AIAC"). The Merger was effected in accordance with the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 11, 1998, among the Company, AIAC, Atlantic Industrial, and the shareholders of Atlantic Industrial. A copy of the Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference. In the Merger, AIAC was the surviving corporation and changed its name to "Atlantic Industrial Constructors, Inc." The purchase price paid or to be paid by the Company for Atlantic Industrial consists of $15.0 million in cash, notes in the amount of $2.9 million relating to distributions of subchapter S corporation earnings and 1.1 million shares of the Company's common stock, par value $.001 per share ("Common Stock"), and options to purchase 73,000 shares of Common Stock.

  Prior to the Merger, the stockholders of Atlantic Industrial were Giles C. Upshur and T. Evan Williams. After the Merger, Messrs. Upshur and Williams will be employed by the surviving corporation.

  Atlantic Industrial fabricates and installs process pipe and structural steel; provides engineered heavy lifting and transportation services; installs mechanical equipment; and provides millwright, alignment, plant maintenance and aircraft passenger boarding bridge services. Its revenues for fiscal 1997 were $37.0 million and income from operations was $6.5 million. The assets of Atlantic Industrial consist primarily of cash, accounts receivable, inventory, equipment, vehicles and goodwill. The Company expects that Atlantic Industrial will continue to conduct its business in substantially the same manner as conducted before the Merger.

  The cash portion of the consideration paid by the Company in connection with the Merger was provided pursuant to loans made under a Credit Agreement dated as of June 12, 1998 (the "Credit Agreement"), among the Company, certain subsidiaries of the Company, Chase Bank of Texas, National Association, as Agent, Paribas and ABN AMRO Bank, N.V., as Co-Agents, and the banks named therein (the "Lenders"). Under the Credit Agreement, a syndicate of banks agreed to provide up to $125 million of financing to the Company on a secured basis. A list of the Lenders is set forth on Exhibit 99 which is incorporated herein by reference.

ITEM 5. OTHER EVENTS.

  On June 11 and 12, 1998, the Company acquired six companies, including Atlantic Industrial (which is described in Item 2 of this Current Report on Form 8-K). Also on June 12, 1998, the Company amended and restated its Credit Agreement which, among other things, increased the amount of funding available.

ACQUISITIONS

  In addition to Atlantic Industrial, the Company recently acquired Colonial Air Conditioning, Inc. of Hartford, Connecticut ("Colonial"); Laney's, Inc. of Fargo, North Dakota ("Laney's"); Noron, Inc. of Toledo, Ohio ("Noron"); Air Conditioning and Heating Service, Inc., of Longmont, Colorado ("A&H"); and Team Mechanical, Inc. of Salt Lake City, Utah ("Team Mechanical").

  Colonial provides heating, ventilation, and air conditioning services to commercial and residential customers primarily in the Hartford, Connecticut, area. Its revenues for fiscal 1997 were $6.8 million and its income from operations was $181,000.

  Laney's installs and services heating, ventilation, and air conditioning systems primarily in the Fargo, North Dakota, area. Its revenues for fiscal 1997 were $7.6 million and its income from operations was $406,000.

  Noron provides heating, ventilation, and air conditioning services to commercial customers primarily in the Toledo, Ohio, area. Its revenues for fiscal 1997 were $2.2 million and its income from operations was $48,000.

  A&H provides heating, ventilation and air conditioning services to residential customers primarily in the Longmont, Colorado, area. Its revenues for fiscal 1997 were $4.3 million and its income from operations was $37,000.

  Team Mechanical provides heating, ventilation, and air conditioning construction and maintenance, repair and replacement services for large commercial and industrial customers primarily in the Salt Lake City area. Its revenues for fiscal 1997 were $13.7 million and its income from operations was $304,000.

CREDIT AGREEMENT

  The Company amended and restated its credit agreement dated December 11, 1997 primarily to expand the amount available for borrowing from $75,000,000 to $125,000,000. Other changes made by the new credit agreement include (i) permitting indebtedness in addition to indebtedness under the new credit agreement, (ii) increasing the amount of letters of credit available for issuance, (iii) increasing the amount of Common Stock that the Company may purchase, (iv) increasing the size of businesses that the Company may acquire without lender approval, and (vii) deleting the minimum tangible net worth covenant. All of the banks that were parties to the earlier credit agreement are parties to the new agreement and two new banks were included in the lending syndicate.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements of businesses acquired.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Atlantic Industrial Constructors, Inc.

  We have audited the accompanying combined balance sheets of Atlantic Industrial Constructors, Inc. and Affiliates (the Company) as of December 31, 1996 and 1997, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Industrial Constructors, Inc. and Affiliates as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas

July 10, 1998

                     ATLANTIC INDUSTRIAL CONSTRUCTORS, INC.

                              AND AFFILIATES

                          COMBINED BALANCE SHEETS

                                          DECEMBER 31, DECEMBER 31,  MARCH 31,
                                              1996         1997        1998
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
                 ------
CURRENT ASSETS:
  Cash and cash equivalents..............  $1,674,468  $ 2,900,923  $1,750,271
  Accounts receivable--trade.............   2,472,581    6,149,318   3,446,982
  Accounts receivable, Other.............      12,762       16,921       3,700
  Costs and estimated earnings in excess
   of billings on uncompleted contracts..   1,705,599    2,265,760   1,153,021
  Prepaid expenses and other current
   assets................................      47,274       42,289      58,854
                                           ----------  -----------  ----------
    Total current assets.................   5,912,684   11,375,211   6,412,828
PROPERTY AND EQUIPMENT, net..............     995,903    1,065,535   1,004,783
CASH SURRENDER VALUE OF LIFE INSURANCE
 POLICY..................................     108,515      141,521     141,521
                                           ----------  -----------  ----------
    Total assets.........................  $7,017,102  $12,582,267  $7,559,132
                                           ==========  ===========  ==========
  LIABILITIES AND SHAREHOLDERS' EQUITY
  ------------------------------------
CURRENT LIABILITIES:
  Accounts payable.......................  $1,042,348  $ 1,353,729  $  706,921
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts.............................       7,125    1,136,398     178,077
  Notes payable to shareholders..........      75,000      205,000     205,000
  Accrued expenses.......................   1,564,937    1,420,716     733,167
                                           ----------  -----------  ----------
    Total current liabilities............   2,689,410    4,115,843   1,823,165
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock...........................       2,400        2,400       2,400
  Additional Paid in Capital.............     375,600      375,600     375,600
  Retained earnings......................   3,949,692    8,088,424   5,357,967
                                           ----------  -----------  ----------
    Total shareholders' equity...........   4,327,692    8,466,424   5,735,967
                                           ----------  -----------  ----------
    Total liabilities and shareholders'
     equity..............................  $7,017,102  $12,582,267  $7,559,132
                                           ==========  ===========  ==========

         See accompanying notes to combined financial statements.

                     ATLANTIC INDUSTRIAL CONSTRUCTORS, INC.

                              AND AFFILIATES

                     COMBINED STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                MARCH 31,
                          -------------------------------------  ----------------------
                             1995         1996         1997         1997        1998
                          -----------  -----------  -----------  ----------  ----------
                                                                      (UNAUDITED)
REVENUES................  $20,136,334  $26,319,707  $37,035,214  $8,318,502  $5,428,035
COST OF SERVICES........   14,864,441   21,787,589   28,625,488   6,406,347   4,397,037
                          -----------  -----------  -----------  ----------  ----------
    Gross profit........    5,271,893    4,532,118    8,409,726   1,912,155   1,030,998
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............    1,602,825    1,955,892    1,936,122     372,986     403,255
                          -----------  -----------  -----------  ----------  ----------
    Income from
     operations.........    3,669,068    2,576,226    6,473,604   1,539,169     627,743
OTHER INCOME (EXPENSE):
  Interest income.......      120,037      127,713       90,971       8,751      30,934
  Interest expense......      (12,403)     (13,435)     (23,690)     (3,553)     (4,064)
  Other, net............       64,236       62,592       27,479     (32,365)     12,924
                          -----------  -----------  -----------  ----------  ----------
INCOME BEFORE INCOME TAX
 PROVISION..............    3,840,938    2,753,096    6,568,364   1,512,002     667,537
    Income Tax
     Provision..........        2,278        1,445       11,127          --       7,992
                          -----------  -----------  -----------  ----------  ----------
NET INCOME..............  $ 3,838,660  $ 2,751,651  $ 6,557,237  $1,512,002  $  659,545
                          ===========  ===========  ===========  ==========  ==========

         See accompanying notes to combined financial statements.

    ATLANTIC INDUSTRIAL CONSTRUCTORS, INC. AND CONSOLIDATED AFFILIATES

                COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           ADDITIONAL                  TOTAL
                                    COMMON  PAID IN    RETAINED    SHAREHOLDERS'
                                    STOCK   CAPITAL    EARNINGS       EQUITY
                                    ------ ---------- -----------  -------------
Balance, December 31, 1994......... $2,000  $ 58,000  $ 2,840,620   $ 2,900,620
  Contributed Capital--AILC........    200   267,800           --       268,000
  Net income.......................     --        --    3,838,660     3,838,660
  Distributions....................     --        --   (1,739,541)   (1,739,541)
                                    ------  --------  -----------   -----------
Balance, December 31, 1995.........  2,200   325,800    4,939,739     5,267,739
  Contributed Capital--AIM.........    200    49,800           --        50,000
  Net income.......................     --        --    2,751,651     2,751,651
  Distributions....................     --        --   (3,741,698)   (3,741,698)
                                    ------  --------  -----------   -----------
Balance, December 31, 1996.........  2,400   375,600    3,949,692     4,327,692
  Net income.......................     --        --    6,557,237     6,557,237
  Distributions....................     --        --   (2,418,505)   (2,418,505)
                                    ------  --------  -----------   -----------
Balance, December 31, 1997......... $2,400  $375,600  $ 8,088,424   $ 8,466,424
                                    ======  ========  ===========   ===========

         See accompanying notes to combined financial statements.

                     ATLANTIC INDUSTRIAL CONSTRUCTORS, INC.

                              AND AFFILIATES

                     COMBINED STATEMENTS OF CASH FLOWS

                                                                  THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                 MARCH 31,
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income............ $ 3,838,660  $ 2,751,651  $ 6,557,237  $ 1,512,002  $   659,545
  Adjustments to
   reconcile net income
   to net cash provided
   by (used in)
   operating activities:
    Depreciation and
     amortization.......     120,577      240,891      304,071       76,018       78,258
    (Gain) Loss on sale
     of property and
     equipment..........     (10,142)      13,580       16,299           --           --
    Increase in cash
     surrender value of
     life insurance
     policy.............          --     (108,515)     (33,006)          --           --
    Change in operating
     assets and
     liabilities:
      (Increase)
       decrease in--
        Accounts
         receivable.....  (1,045,498)     723,135   (3,680,896)  (1,007,923)   2,715,557
        Costs and
         estimated
         earnings in
         excess of
         billings on
         uncompleted
         contracts......  (1,411,190)    (263,485)     569,112      286,066      154,418
        Prepaid expenses
         and other
         current assets.      19,726      (42,646)       4,985       (1,993)     (16,565)
      Increase
       (decrease) in--
        Accounts
         payable........   1,138,278     (409,566)     311,381     (528,785)    (646,808)
        Accrued
         expenses.......     290,966      765,995     (144,221)    (562,112)    (687,549)
                         -----------  -----------  -----------  -----------  -----------
      Net cash provided
       by (used in)
       operating
       activities.......   2,941,377    3,671,040    3,904,962     (226,727)   2,256,856
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchases of property
   and equipment........    (434,713)    (583,738)    (390,002)    (197,078)     (17,506)
  Proceeds from sale of
   property and
   equipment............      10,500           --           --           --           --
                         -----------  -----------  -----------  -----------  -----------
      Net cash used in
       investing
       activities.......    (424,213)    (583,738)    (390,002)    (197,078)     (17,506)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Capital contributions.     268,000       50,000           --           --           --
  Increase (decrease) in
   notes payable to
   shareholders.........    (120,000)      75,000      130,000      240,000           --
  Distributions to
   shareholders.........  (1,739,541)  (3,741,698)  (2,418,505)    (606,201)  (3,390,002)
                         -----------  -----------  -----------  -----------  -----------
      Net cash used in
       financing
       activities.......  (1,591,541)  (3,616,698)  (2,288,505)    (366,201)  (3,390,002)
                         -----------  -----------  -----------  -----------  -----------
NET CHANGE IN CASH AND
 CASH EQUIVALENTS.......     925,623     (529,396)   1,226,455     (790,006)  (1,150,652)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............   1,278,241    2,203,864    1,674,468    1,674,468    2,900,923
                         -----------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $ 2,203,864  $ 1,674,468  $22,900,923  $   884,462  $ 1,750,271
                         ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL CASH FLOW
 DISCLOSURE:
  Cash paid for
   interest............. $    12,445  $    13,336  $    26,517  $        --  $        --
  Cash paid for income
   taxes................       2,278        1,445       11,127           --        7,992

         See accompanying notes to combined financial statements.

          ATLANTIC INDUSTRIAL CONSTRUCTORS, INC. AND AFFILIATES

                  NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  The combined financial statements included herein provide the financial position, results of operations and cash flows, after elimination of material inter-company balances, for Atlantic Industrial Constructors, Inc. (AIC), Atlantic Industrial Maintenance, Inc. (AIM) and Atlantic Industrial Leasing Corporation (AILC), (collectively, the Company). Historically, AIC, AIM and AILC have been under common ownership and management and AIM and AILC have been operated essentially as subsidiaries of AIC. The Company provides contract services including the process pipe fabrication, structural steel fabrication and erection, engineered heavy lift and transportation, mechanical heavy lift and transportation, jetway refurbishing and mechanical equipment installation to large industrial customers primarily in the Virginia and North Carolina areas. This work is performed under fixed price contracts subject to modifications based on approved change orders or under time and material contracts. The Company also engages in industrial plant maintenance through its service division under time and material and fixed price contracts.

2. SUMMARY OF SIGNIFICANT POLICIES

 Interim Financial Information

  The interim financial statements for the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue and Cost Recognition

  Revenues from fixed price contracts are recognized on the percentage of completion method. The completed percentage is measured by the percentage of cost incurred to date as compared to the estimated total cost for each contract, including work for approved change orders. Revenue from time and material contracts is accrued at the end of each month based on chargeable costs incurred through month end.

  Contract costs include all direct material, subcontract and labor costs and a provision for indirect costs such as indirect labor, payroll taxes, tools, equipment rental, permits, union welfare payments, truck expense and depreciation. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

          ATLANTIC INDUSTRIAL CONSTRUCTORS, INC. AND AFFILIATES

  The following is a summary of percentages of total revenues for significant customers for the years indicated:

                                                   YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                        CUSTOMER                    1995      1996      1997
                        --------                   -------   -------   -------
      A...........................................      33%       33%       30%
      B...........................................      14%       20%       11%
      C...........................................      12%       21%        8%

 Cash and cash equivalents

  The Company considers investments in money market accounts and certificates of deposits purchased with an original maturity of three months or less to be cash equivalents.


 Accounts Receivable

  Accounts receivable consists of the following at December 31, 1996 and 1997:

                                                             1996       1997
                                                          ---------- ----------
      Accounts receivable--billed........................ $2,192,920 $4,906,181
      Unbilled retainage.................................    279,661  1,250,114
      Allowance for doubtful accounts....................         --     (6,977)
                                                          ---------- ----------
                                                          $2,472,581 $6,149,318
                                                          ========== ==========

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Expenditures for major renewals and improvements, which extend the useful lives of existing equipment, are capitalized and depreciated. The estimated useful lives of assets are 5 to 7 years.

  Expenditures for repairs and maintenance are charged to expense when incurred. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Income Taxes

  AIC and AIM have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, AIC and AIM do not pay corporate income taxes on their taxable income. Instead, the stockholders are liable for individual income taxes on their respective shares of AIC's and AIM's net operating income in their individual income tax returns. Therefore, no income tax provision or liability appears on these financial statements with respect to the earnings of AIC and AIM. AILC is taxed under the provisions of Subchapter C of the Internal Revenue Code but due to the relatively small size of this entity the related income taxes are not material to the combined financial statements.

 Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

          ATLANTIC INDUSTRIAL CONSTRUCTORS, INC. AND AFFILIATES

  The Company maintains its cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company generally has funds deposited in excess of $100,000.

  Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts result primarily from contracts with customers principally in the Eastern United States. Credit is extended to customers after an evaluation for credit worthiness; however, the Company does not require collateral or other security from customers.

3. RETIREMENT PLANS

  The Company has a profit-sharing retirement plan and a money purchase pension plan. The plans cover substantially all full-time employees who have completed at least one year of service and are not covered under separate collective bargaining agreements. For the profit sharing plan, there is no specific contribution formula, and the Board of Directors sets the Company's contributions annually, subject to limitations imposed by the Internal Revenue Code. For the money purchase plan, the Company contributes 5% of participants' eligible compensation. For the years ended December 31, 1995, 1996 and 1997, the Company's contributions aggregated $215,469, $287,147 and $349,701, respectively.

  The Company makes contributions to a union-administered benefit fund which covers the majority of the Company's employees. For the years ended December 31, 1995, 1996 and 1997, the participant costs charged to operations were approximately $0.8 million, $1.0 million and $1.7 million, respectively. Governmental regulations impose certain requirements relative to multi-employer plans. In the event of a plan's termination or employer withdrawal, the Company may be liable for a portion of the plans' unfunded vested benefits, if any. The Company has not yet received information from the plans' administrators to determine its share of any unfunded vested benefits. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

4. LEASES

  The Company leases its office and shop facility, on a month-to-month basis, from Atlantic Leasing Associates, a partnership whose partners are the Company's shareholders. Under provisions of the lease, the Company is responsible for taxes, insurance and utilities. Rent expense under this lease was $58,243, $106,292 and $186,323 for the years ended December 31, 1995, 1996 and 1997, respectively.

5. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of the status of uncompleted contracts as of December 31, 1996 and 1997 is as follows:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1997
                                                      ------------ ------------
      Costs incurred.................................  $4,366,201  $ 9,472,923
      Estimated earnings recognized..................   1,054,026    3,764,951
                                                       ----------  -----------
                                                        5,420,227   13,237,874
      Less billings on contracts.....................   3,721,753   12,108,512
                                                       ----------  -----------
                                                       $1,698,474  $ 1,129,362
                                                       ==========  ===========
      Costs and estimated earnings in excess of
       billings......................................   1,705,599    2,265,760
      Billings in excess of costs and estimated
       earnings......................................      (7,125)  (1,136,398)
                                                       ----------  -----------
                                                       $1,698,474  $ 1,129,362
                                                       ==========  ===========

          ATLANTIC INDUSTRIAL CONSTRUCTORS, INC. AND AFFILIATES

6. PROPERTY AND EQUIPMENT

  The principal categories of property and equipment as of December 31, 1996 and 1997 are as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       ------------ ------------
      Machinery and equipment.........................  $ 766,742    $  974,023
      Vehicles........................................    707,569       850,854
      Office equipment and furniture..................     15,265        15,265
      Computer software costs.........................     35,417        35,417
                                                        ---------    ----------
                                                        1,524,993     1,875,559
      Less: Accumulated depreciation..................    529,090       810,024
                                                        ---------    ----------
        Total Property and Equipment, net.............  $ 995,903    $1,065,535
                                                        =========    ==========

7. NOTES PAYABLE

  The notes incur interest at 5 3/5% with interest payable annually at December 31. The notes are due based upon the Company's ability to pay.

8. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

9. SHAREHOLDERS' EQUITY

  Common stock par value and shares authorized, issued and outstanding for AIC, AIM and AILC, respectively, are as follows:

                                                              AIC    AIM  AILC
                                                             ------ ----- -----
      Par Value ($ per share)............................... $10.00 $1.00 $1.00
      Shares authorized..................................... 10,000 5,000 5,000
      Shares issued and outstanding.........................    200   200   200

  By written agreement, AIC is obligated to purchase the common stock of any shareholder upon his death or termination of employment with the Company. The price is determined by formula in the agreement. The Company is a party to life insurance contracts with combined death benefits of $3.0 million to fund these obligations.


10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

    (a) Cash and cash equivalents, trade accounts receivable, and payables-- The carrying amounts approximate fair value because of the short maturity of these instruments.

    (b) Notes payable to shareholders--The carrying amount approximates fair value because the interest rate approximates the market rate.

          ATLANTIC INDUSTRIAL CONSTRUCTORS, INC. AND AFFILIATES

    (c) Cash surrender value of life insurance policy is stated at its cash value as determined by the insurance carrier, which approximates fair value.

11. SUBSEQUENT EVENT

  On June 12, 1998, the Company entered into agreements whereby Group Maintenance America Corp. (GroupMAC) acquired all of the outstanding shares of the Company for a combination of cash and common stock of GroupMAC.

  (b) Pro forma financial information.

                        GROUP MAINTENANCE AMERICA CORP.

                         UNAUDITED PRO FORMA COMBINED
                             FINANCIAL STATEMENTS

  Although for legal purposes Airtron, Inc. ("Airtron") was acquired by Group Maintenance America Corp. ("GroupMAC"), for accounting purposes, the transaction was accounted for as a reverse acquisition, as if Airtron acquired GroupMAC, due to the fact that the former shareholders of Airtron then owned a majority of the GroupMAC common stock. The following unaudited pro forma combined financial statements give effect to the acquisition of Airtron and
(i) 10 companies acquired prior to the IPO (together with Airtron, the "Pre-Offering Companies"), (ii) 13 companies acquired in connection with the IPO (the "Offering Acquisition Companies") and (iii) 15 companies in the first quarter of 1998 (the "First Quarter Post-Offering Companies") and 12 companies in the second quarter of 1998 and one probable future acquisition (the "Second Quarter Post-Offering Companies", and together with the First Quarter Post-Offering Companies, the "Post-Offering Companies", the Pre-Offering Companies and the Offering Acquisition Companies, the "GroupMAC Companies"). The Post-Offering Companies are as follows:

                                                                         DATE
                               COMPANY                                 ACQUIRED
                               -------                                 --------
Sterling Air Conditioning, Inc........................................  1/6/98
A-1 Mechanical of Lansing, Inc........................................ 1/15/98
Air Conditioning Engineers, Inc....................................... 1/15/98
Air Conditioning, Plumbing & Heating Service Co., Inc................. 1/15/98
Hungerford Mechanical Corporation..................................... 1/15/98
Mechanical Interiors, Inc............................................. 1/15/98
Valley Wide Plumbing & Heating, Inc................................... 1/15/98
Weigold & Sons, Inc................................................... 1/15/98
AA Advance Air, Inc................................................... 2/12/98
DIVCO, Inc............................................................ 2/12/98
J. D. Steward Air Conditioning, Inc................................... 2/13/98
New Construction Air Conditioning, Inc................................ 2/13/98
Aircon Energy, Incorporated........................................... 3/13/98
Ray & Claude Goodwin, Inc. (d/b/a "Ray's Plumbing, Inc.")............. 3/13/98
Sun Plumbing, Inc..................................................... 3/13/98
Barr Electric Corp....................................................  5/8/98
Premex, Inc. and Subsidiary (d/b/a "Commercial Air, Power & Cable,
 Inc.")...............................................................  5/8/98
Vantage Mechanical Contractors, Inc................................... 5/12/98
Wade's Heating and Cooling............................................ 5/15/98
Gilbert Mechanical Contractors, Inc................................... 5/15/98
HPS Plumbing Services, Inc............................................ 5/15/98
Atlantic Industrial Constructors, Inc. ............................... 6/12/98
Colonial Air Conditioning, Inc........................................ 6/12/98
Laney's, Inc. ........................................................ 6/12/98
Noron, Inc. .......................................................... 6/12/98
Team Mechanical, Inc. ................................................ 6/12/98
Air Conditioning and Heating Service, Inc............................. 6/14/98
The Farfield Company..................................................    *

--------
*GroupMAC has identified this company as an acquisition probable of occurring.

  All of the acquisitions were or will be accounted for under the purchase method of accounting. These unaudited pro forma combined financial statements are based on the historical financial statements of the acquired companies and estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

  The unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of the Company and the balance sheets of the Second Quarter Post-Offering Companies, as if such acquisitions had occurred on March 31, 1998. The accompanying unaudited pro forma statements of operations of the Company combines the historical statements of operations of the Company and the statements of operations of the acquired entities as if such acquisitions had occurred on January 1, 1997.

  GroupMAC has analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners. To the extent the owners of the GroupMAC Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statements of operations. With respect to other potential cost savings, GroupMAC cannot fully quantify these savings at this time. It is anticipated that these savings will be partially offset by costs related to GroupMAC's corporate management and by the costs associated with being a public company. However, because these savings and costs cannot be accurately quantified at this time, they have not been included in the pro forma combined financial information of GroupMAC.

  The pro forma adjustments are based on available information and certain assumptions that management deems appropriate and may be revised as additional information becomes available. Certain acquisitions are subject to final equity adjustments, of which an estimate is reflected in the pro forma adjustments. The pro forma combined financial data do not purport to represent what GroupMAC's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of GroupMAC's financial position or results of operations for any future period. Since the acquisitions have not historically been under common control or management, historical pro forma combined results may not be indicative of or comparable to future performance. The unaudited pro forma combined financial statements should be read in conjunction with other financial statements and notes thereto included in GroupMAC's Transition Report on Form 10-K for the ten month period ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                MARCH 31, 1998

                                (IN THOUSANDS)

                                                                         OTHER
                                                                      2ND QUARTER
                          GROUPMAC AND COMMERCIAL   BARR    ATLANTIC  ACQUISITION  PRO FORMA
                          SUBSIDIARIES    AIR     ELECTRIC INDUSTRIAL  COMPANIES  ADJUSTMENTS PRO FORMA
         ASSETS           ------------ ---------- -------- ---------- ----------- ----------- ---------
CURRENT ASSETS:
 Cash and cash equiva-
 lents..................    $  5,715     $   18    $1,127    $1,750     $ 2,014    $(10,624)  $     --
 Accounts receivable
   Trade, net of allow-
   ance.................      67,745      3,560       432     3,447      21,737          --     96,921
   Other................          --         --        12         4          46          --         62
 Due from related par-
 ties...................          --         66        --        --         336        (403)        (1)
 Inventories............      12,227        475       105        --       1,938          --     14,745
 Costs and estimated
 earnings in excess of
 billings on uncom-
 pleted contracts.......       8,047        452        24     1,153       4,500          --     14,176
 Deferred tax asset.....       2,734        158        --        --          12      (1,028)     1,876
 Prepaid expenses and
 other current assets...       1,912         34        20        59         914          --      2,939
                            --------     ------    ------    ------     -------    --------   --------
    Total current as-
    sets................      98,380      4,763     1,720     6,413      31,497     (12,055)   130,718
PROPERTY AND EQUIPMENT,
net.....................      18,806      1,271       122     1,005       7,633          --     28,837
GOODWILL, net...........     139,789         --        --        --          --      82,709    222,498
DEFERRED TAX ASSETS.....       4,804        334        --        --          42        (240)     4,940
REFUNDABLE INCOME TAXES.       3,478         --        --        --          --          --      3,478
OTHER NONCURRENT ASSETS.       1,886        279       226       142         175        (114)     2,594
                            --------     ------    ------    ------     -------    --------   --------
    Total assets........    $267,143     $6,647    $2,068    $7,560     $39,347    $ 70,300   $393,065
                            ========     ======    ======    ======     =======    ========   ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and
 accrued expenses.......    $ 41,334     $2,186    $  160    $1,440     $ 9,090    $     --   $ 54,210
 Short-term debt, in-
 cluding current matu-
 rities.................       1,466        649        --        --       4,090      (1,837)     4,368
 Billings in excess of
 costs and estimated
 earnings on uncom-
 pleted contracts.......      10,482        457        --       178       4,188          --     15,305
 Liability for warranty
 costs..................          --         --        --        --         109          --        109
 Deferred service reve-
 nue....................       3,127         83        --        --          42          --      3,252
 Income taxes payable...       1,722        102        --        --         706          --      2,530
 Deferred tax liabili-
 ties...................          --         --        --        --         961        (961)        --
 Other current liabili-
 ties...................       5,375         --        --        --          --          --      5,375
 Due to related par-
 ties...................       2,151         96        --       205          --        (301)     2,151
                            --------     ------    ------    ------     -------    --------   --------
    Total current lia-
    bilities............      65,657      3,573       160     1,823      19,186      (3,099)    87,300
LONG-TERM DEBT, net of
current maturities......      21,313        580        --        --       2,498      52,381     76,772
SUBORDINATED DEBT.......         820         --        --        --          --          --        820
LEASE OBLIGATIONS.......          --        402        --        --         107        (509)        --
DEFERRED TAX LIABILI-
TIES....................          --         --        --        --         240        (240)        --
DEFERRED COMPENSATION...          --        678        --        --          --        (678)        --
DUE TO RELATED PARTIES..       9,745         --        --        --         616        (616)     9,745
OTHER LONG-TERM LIABILI-
TIES....................       1,048         --        --        --          --          --      1,048
SHAREHOLDERS' EQUITY:
 Common stock...........          23          1        50         2         873        (922)        27
 Additional paid-in
 capital................     198,776          1        --       376       3,055      45,384    247,592
 Retained earnings
 (deficit)..............     (30,239)     1,412     2,107     5,359      12,982     (21,860)   (30,239)
 Treasury stock.........          --         --      (249)       --        (210)        459         --
                            --------     ------    ------    ------     -------    --------   --------
    Total shareholders'
    equity..............     168,560      1,414     1,908     5,737      16,700      23,061    217,380
                            --------     ------    ------    ------     -------    --------   --------
    Total liabilities
    and shareholders'
    equity..............    $267,143     $6,647    $2,068    $7,560     $39,347    $ 70,300   $393,065
                            ========     ======    ======    ======     =======    ========   ========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        OTHER
                                                                        POST-
                          GROUPMAC AND COMMERCIAL   BARR    ATLANTIC  OFFERING   PRO FORMA
                          SUBSIDIARIES    AIR     ELECTRIC INDUSTRIAL COMPANIES ADJUSTMENTS   PRO FORMA
                          ------------ ---------- -------- ---------- --------- -----------   ---------
REVENUES................    $107,092     $5,003     $950     $5,428    $34,336    $    --     $152,809
COST OF SERVICES........      82,706      3,921      712      4,397     27,279         --      119,015
                            --------     ------     ----     ------    -------    -------     --------
  Gross profit..........      24,386      1,082      238      1,031      7,057         --       33,794
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES.      18,994        918      206        403      5,451       (117)(a)   25,855
GOODWILL AMORTIZATION...         821         --       --         --         --        570 (b)    1,391
                            --------     ------     ----     ------    -------    -------     --------
  Income from
  operations............       4,571        164       32        628      1,606       (453)       6,548
OTHER INCOME (EXPENSE):
  Interest expense......        (413)       (41)      --         (4)      (186)      (722)(c)   (1,366)
  Interest income.......         184         --       10         31         24       (249)(d)       --
  Other.................          (5)        25       --         13         10         --           43
                            --------     ------     ----     ------    -------    -------     --------
   INCOME BEFORE INCOME
   TAX PROVISION........       4,337        148       42        668      1,454     (1,424)       5,225
INCOME TAX PROVISION....       2,065        394       --          8         36        145 (e)    2,648
                            --------     ------     ----     ------    -------    -------     --------
NET INCOME..............    $  2,272     $ (246)    $ 42     $  660    $ 1,418    $(1,569)    $  2,577
                            ========     ======     ====     ======    =======    =======     ========
BASIC EARNINGS PER
SHARE:
  EARNINGS PER SHARE....    $   0.10                                                          $   0.10
                            ========                                                          ========
  WEIGHTED AVERAGE
  SHARES................      23,141                                                            26,892 (f)
                            ========                                                          ========
DILUTED EARNINGS PER
SHARE:
  EARNINGS PER SHARE....    $   0.10                                                          $   0.09
                            ========                                                          ========
  WEIGHTED AVERAGE
  SHARES................      23,495                                                            27,283 (f)
                            ========                                                          ========


   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                OTHER PRE-
                                                                                                                 OFFERING,
                    GROUPMAC AND                                                                                 OFFERING
                        SUBS                                                                                    ACQUISITION
                     YEAR ENDED                                                     SUPPLEMENTAL                 AND POST-
                    DECEMBER 31,                     COMMERCIAL   BARR    ATLANTIC   PRO FORMA     SUPPLEMENTAL  OFFERING
                        1997     HUNGERFORD  MIINC      AIR     ELECTRIC INDUSTRIAL ADJUSTMENTS     PRO FORMA    COMPANIES
                    ------------ ---------- -------  ---------- -------- ---------- ------------   ------------ -----------
REVENUES...........   $138,479    $32,850   $42,283   $20,750    $7,717   $37,035     $    --        $279,114    $390,798
COST OF SERVICES...    101,762     24,602    35,909    13,855     5,148    28,625          --         209,901     303,785
                      --------    -------   -------   -------    ------   -------     -------        --------    --------
 Gross profit......     36,717      8,248     6,374     6,895     2,569     8,410          --          69,213      87,013
SELLING, GENERAL
AND ADMINISTRATIVE
EXPENSES...........     35,862      5,591     5,360     5,649     1,496     1,936      (1,844)(a)      54,050      79,485
GOODWILL
AMORTIZATION.......        633         --        --        --        --        --       1,641 (b)       2,274          --
                      --------    -------   -------   -------    ------   -------     -------        --------    --------
 Income from
 operations........        222      2,657     1,014     1,246     1,073     6,474         203          12,889       7,528
OTHER INCOME
(EXPENSE):
 Interest expense..     (1,542)      (121)      (73)     (152)       --       (24)       (850)(c)      (2,762)     (2,018)
 Interest income...        398         89        21        10        42        91          --             651         437
 Other.............        112         42        --        69        (4)       27          --             246         387
                      --------    -------   -------   -------    ------   -------     -------        --------    --------
   INCOME (LOSS)
   BEFORE INCOME
   TAX PROVISION...       (810)     2,667       962     1,173     1,111     6,568        (647)         11,024       6,334
INCOME TAX
PROVISION..........      2,832         --       409       493        --        11       4,477 (e)       8,222       2,578
                      --------    -------   -------   -------    ------   -------     -------        --------    --------
NET INCOME (LOSS)..   $ (3,642)   $ 2,667   $   553   $   680    $1,111   $ 6,557     $(5,124)       $  2,802    $  3,756
                      ========    =======   =======   =======    ======   =======     =======        ========    ========
BASIC EARNINGS
(LOSS) PER SHARE:
 EARNINGS (LOSS)
 PER SHARE.........   $  (0.34)
                      ========
 WEIGHTED AVERAGE
 SHARES............     10,800
                      ========
DILUTED EARNINGS
(LOSS) PER SHARE:
 EARNINGS (LOSS)
 PER SHARE.........   $  (0.34)
                      ========
 WEIGHTED AVERAGE
 SHARES............     10,800
                      ========
                     COMBINED
                     PRO FORMA
                    ADJUSTMENTS   PRO FORMA
                    ------------- -------------
REVENUES...........   $    --     $669,912
COST OF SERVICES...        --      513,686
                    ------------- -------------
 Gross profit......        --      156,226
SELLING, GENERAL
AND ADMINISTRATIVE
EXPENSES...........   (26,614)(a)  106,921
GOODWILL
AMORTIZATION.......     3,288 (b)    5,562
                    ------------- -------------
 Income from
 operations........    23,326       43,743
OTHER INCOME
(EXPENSE):
 Interest expense..      (685)(c)   (5,465)
 Interest income...    (1,088)(d)       --
 Other.............        --          633
                    ------------- -------------
   INCOME (LOSS)
   BEFORE INCOME
   TAX PROVISION...    21,553       38,911
INCOME TAX
PROVISION..........     6,989 (e)   17,789
                    ------------- -------------
NET INCOME (LOSS)..   $14,564     $ 21,122
                    ============= =============
BASIC EARNINGS
(LOSS) PER SHARE:
 EARNINGS (LOSS)
 PER SHARE.........               $   0.79
                                  =============
 WEIGHTED AVERAGE
 SHARES............                 26,892 (f)
                                  =============
DILUTED EARNINGS
(LOSS) PER SHARE:
 EARNINGS (LOSS)
 PER SHARE.........               $   0.77
                                  =============
 WEIGHTED AVERAGE
 SHARES............                 27,283 (f)
                                  =============


   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BACKGROUND:

  The respective results of operations for the Pre-Offering and Offering Acquisition Companies from January 1, 1997 to the dates of the acquisitions were combined with the Company and the Post-Offering Companies', excluding Premex, Inc. ("Commercial Air"), actual results of operations for the twelve months ended December 31, 1997 and Commercial Air for the twelve months ended March 31, 1998 to determine the pro forma results of operations for the twelve months ended December 31, 1997. The respective results of operations for the Post-Offering Companies from January 1, 1998 to the dates of the acquisitions, or March 31, 1998 for acquisitions consummated subsequent to March 31, 1998, were combined with actual results of the Company for the three months ended March 31, 1998 to determine the pro forma results of operations for the three months ended March 31, 1998.

2. ACQUISITIONS:

  The acquisitions of the Pre-Offering Companies were financed by borrowings under a credit agreement dated May 2, 1997 (the "Original Credit Agreement"). The Original Credit Agreement provided secured facilities consisting of (a) an 18-month revolving credit facility providing up to $3 million in revolving loans (the "Revolving Credit Facility"), (b) a six-year term loan of $20 million to help fund the acquisition of Airtron (the "Airtron Term Loan"), and
(c) a term loan facility available until October 31, 1998, providing for up to $12 million in term loans having a final maturity six years after the date of the Original Credit Agreement (the "Acquisition Credit Facility"). Borrowings under this facility were repaid with proceeds from the Company's initial public offering of its Common Stock (the "IPO").

  The results of operations of the acquired businesses are included in the actual results of operations of the Company from the date of acquisition and the historical balance sheet at March 31, 1998 includes the acquisitions completed as of that date. All of the acquisitions are accounted for as purchases. The cash consideration associated with the acquisition of the Offering Acquisition Companies and the Post-Offering Companies was provided by proceeds from the IPO and borrowings under a credit agreement dated December 11, 1997 (the "Credit Agreement"). The Credit Agreement is more fully described in Note 7 to the GroupMAC and subsidiaries consolidated financial statements and notes thereto included in GroupMAC's Transition Report on Form 10-K for the ten month period ended December 31, 1997.

  The following table sets forth the consideration paid or to be paid in (a) cash, (b) subordinated debt, (c) shares of non-convertible, non-voting Preferred Stock to the shareholders of the Pre-Offering Companies and (d) shares of Common Stock to the shareholders of the Pre-Offering, Offering Acquisition and Post-Offering Companies. The Preferred Stock was redeemable at any time after the initial issuance, in whole or in part, at the option of the Company, at an amount equal to the liquidation value of $1.00 per share plus any accrued but unpaid dividends. Redemption of all outstanding Preferred Stock occurred in connection with the IPO.

  For purposes of computing the estimated purchase price for accounting purposes for the Second Quarter Post-Offering Companies, the value of the Common Stock is determined using an estimated weighted average fair value of $13.79 per share, which represents a discount rate of 19% from the weighted average stock price of $17.08 at the respective dates of acquisition due primarily to restrictions on the sale and transferability of such shares. The restrictions are created by a contractual restriction imposed on the shares issued in connection with the acquisition of the acquired businesses. This contractual provision prohibits the shareholders from selling, transferring or otherwise disposing of any shares for one year following the date of acquisition of such shares and limiting dispositions for one additional year to no more than 36% of their holdings.

                        GROUP MAINTENANCE AMERICA CORP.

  The estimated purchase price and related allocations of the excess purchase price for the Post-Offering Companies are based upon preliminary estimates and are subject to certain purchase price adjustments at and following closing. Based upon management's preliminary analysis, it is anticipated that the historical carrying value of the assets and liabilities of the Second Quarter Post-Offering Companies (representing $22.4 million) will approximate fair value. This results in an allocation to goodwill of approximately $82.7 million. Management has not identified any other material tangible or identifiable intangible assets to which a portion of the purchase price could reasonably be allocated. Amounts in thousands.

                                  SUBORDINATED     SHARES OF         SHARES OF         TOTAL
                           CASH       DEBT     PREFERRED STOCK(1) COMMON STOCK(3) CONSIDERATION(2)
                         -------- ------------ ------------------ --------------- ----------------
Airtron................. $ 20,849     $ --           14,873            4,652          $ 58,192
                         --------     ----           ------           ------          --------
Pre-Offering Companies
 (excluding Airtron)....   12,504       --            4,405            1,437            32,033
Offering Acquisition
 Companies..............   30,585       --               --            3,007            64,851
First Quarter Post-
 Offering Companies.....   36,666      820               --            2,506            68,228
Second Quarter Post-
 Offering Companies.....   56,243       --               --            3,313           105,063
                         --------     ----           ------           ------          --------
  Total Acquisitions....  135,998      820            4,405           10,263           270,175
                         --------     ----           ------           ------          --------
  Totals................ $156,847     $820           19,278           14,915          $328,367
                         ========     ====           ======           ======          ========

--------
(1) The preferred stock is valued at $1 per share. This stock was redeemed for $1 per share in connection with the IPO.

(2) The total consideration specified above has been reduced by distributions totaling $8.1 million representing substantially all of the previously taxed undistributed earnings of such acquired companies from the acquired companies that are S corporations.

(3) Excludes 0.2 million of options to purchase common stock.

                        GROUP MAINTENANCE AMERICA CORP.

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  a) Records the S Corporation distributions of $4.3 million on one of the Second Quarter Post-Offering Companies to be satisfied with cash and notes to the selling shareholders. Also records the deferred income tax liabilities associated with converting all acquired companies taxed under Subchapter S of the Internal Revenue Code (the Code) to corporations taxed under Subchapter C of the Code.

  b) Records the settlement of all shareholder receivables and payables with cash at closing.

  c) Records the elimination of all assets and liabilities of the Second Quarter Post-Offering Companies that are specifically excluded as part of the purchase transaction.

  d) Records the elimination of the historical equity accounts of the Second Quarter Post-Offering Companies.

  e) Records the purchase of the Second Quarter Post-Offering Companies, including the cash, options to purchase Common Stock and Common Stock consideration due to these companies.

  f) Records the refinancing of debt assumed in connection with the acquisition of the Second Quarter Post-Offering Companies with the Credit Agreement.

  The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                              PRO FORMA
                            (A)     (B)    (C)     (D)       (E)      (F)    ADJUSTMENTS
                          -------  ------  ----  -------   --------  ------  -----------
Cash and cash
 equivalents............  $(1,400) $ (514) $ --  $    --   $ (8,710) $   --   $(10,624)
Due from related
 parties................       --    (403)   --       --         --      --       (403)
Deferred tax assets.....   (1,028)     --    --       --         --      --     (1,028)
Goodwill................       67      --  (564)  (21,457)  104,663      --     82,709
Deferred tax assets
 (noncurrent)...........     (240)     --    --       --         --      --       (240)
Other noncurrent assets.       --      --  (114)      --         --      --       (114)
Short-term debt,
 including current
 maturities.............   (2,902)     --    --       --         --   4,739      1,837
Deferred tax
 liabilities............      961      --    --       --         --      --        961
Due to related parties..       --     301    --       --         --      --        301
Long-term debt, net of
 current maturities.....       --      --    --       --    (47,133) (5,248)   (52,381)
Lease obligations.......       --      --    --       --         --     509        509
Deferred tax liabilities
 (noncurrent)...........      240      --    --       --         --      --        240
Deferred compensation...       --      --   678       --         --      --        678
Due to related parties..       --     616    --       --         --      --        616
Common stock............       --      --    --      925         (3)     --        922
Additional paid-in
 capital................       --      --    --    3,433    (48,817)     --    (45,384)
Retained earnings.......    4,302      --    --   17,558         --      --     21,860
Treasury stock..........       --      --    --     (459)        --      --       (459)
                          -------  ------  ----  -------   --------  ------   --------
  Total.................  $    --  $   --  $ --  $    --   $     --  $   --   $     --
                          =======  ======  ====  =======   ========  ======   ========

                        GROUP MAINTENANCE AMERICA CORP.

4. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS:

MARCH 31, 1998

  a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of the Post-Offering Companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

  The salaries, bonuses, benefits and other compensation items recorded in the individual financial statements of each of the Post-Offering Companies amounted to $903,000 for the periods presented. The contractually agreed upon compensation and benefits for these same businesses, on a going forward basis, amount to $786,000 for the periods presented. The difference between these amounts equates to $117,000 and is reflected as a pro forma adjustment.

  b) Reflects the amortization of goodwill to be recorded as a result of the acquisitions over a 40-year estimated life.

  c) Represents the adjustment necessary to reflect interest expense related to borrowings under the Credit Agreement to fund the cash portion of the purchase price and the assumption of debt related to the Post-Offering Companies and interest related to the subordinated debt and notes issued to fund the S Corporation distributions discussed in Note 3a. A summary of the historical and pro forma debt outstanding and a summary of the pro forma interest expense assuming the acquisitions occurred on January 1, 1997, is as follows (in thousands):

                                                         INTEREST      QUARTERLY
                                                 BALANCE   RATE        INTEREST
                                                 ------- --------      ---------
   Short-Term Debt:
     Historical March 31, 1998 short-term debt.  $   531  6.6875%(i)    $    9
     Historical March 31, 1998 S Corporation
      Notes....................................      935  6.0000%(ii)       14
                                                 -------                ------
                                                   1,466                    23
     Second Quarter Post-Offering Companies S
      Corporation Notes........................    2,902  6.0000%(ii)       44
                                                 -------                ------
       Total pro forma short-term debt/interest
        expense................................  $ 4,368                $   67
                                                 =======                ======
   Long-Term Debt:
     Historical March 31, 1998 long-term debt..  $21,313  6.6875%(i)    $  356
     Historical March 31, 1998 subordinated
      debt.....................................      820  8.0000%(iii)      16
                                                 -------                ------
                                                  22,133                   372
     Second Quarter Post-Offering Companies
      assumed debt refinanced..................    8,326  6.6875%(i)       139
     Second Quarter Post-Offering Companies
      borrowings to fund cash portion of
      purchase prices..........................   47,133  6.6875%(i)       788
                                                 -------                ------
       Total pro forma long-term debt/interest
        expense................................  $77,592                $1,299
                                                 =======                ======
       Total pro forma debt/interest expense...  $81,960                $1,366
                                                 =======                ======

--------

  (i) Represents current borrowing rates under the Credit Agreement.

 (ii) Represents the contractual interest rate for the S Corporation Notes discussed in Note 3a.

(iii) Represents the contractual interest rates for the subordinated debt outstanding on the Company's historical balance sheet at March 31, 1998.

                        GROUP MAINTENANCE AMERICA CORP.

  d) Reflects the reduction to historical interest income earned on acquired cash and the remaining IPO proceeds, all of which is assumed to be used for the acquisition of the Post-Offering Companies.

  e) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 4 as well as income taxes on S Corporation earnings.

  f) Weighted average shares outstanding include the following (in thousands):

   Shares issued in Initial Public Offering..............................  8,340
   Shares issued under Subscription Agreement dated October 24, 1996.....  2,600
   Shares issued to Pre-Offering Companies...............................  6,089
   Shares issued to Offering Acquisition Companies.......................  3,007
   Shares issued to First Quarter Post-Offering Companies................  2,506
   Shares issued to Second Quarter Post-Offering Companies...............  3,313
   Shares issued to Founding Management and Directors....................  1,037
                                                                          ------
   Weighted average shares outstanding--basic............................ 26,892
   Incremental effect of options and warrants on shares outstanding......    391
                                                                          ------
   Weighted average shares outstanding--diluted.......................... 27,283
                                                                          ======

DECEMBER 31, 1997

  a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of Hungerford, MIINC, Commercial Air, Barr Electric and Atlantic Industrial (the "Supplemental Companies") under the Supplemental Pro Forma Adjustments and all other companies (the "Combined Companies") in the Combined Pro Forma Adjustments to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

  The salaries, bonuses, benefits and other compensation items recorded in the individual financial statements amounted to $3.2 million and $26.6 million for the Supplemental Companies and the Combined Companies respectively, for the periods presented. The contractually agreed upon compensation and benefits for these same businesses, on a going forward basis, amount to $1.4 million and $7.0 million, respectively. The difference between these respective amounts equates to $1.8 million and $19.6 million and is reflected as a pro forma adjustment in the Supplemental Pro Forma Adjustments and the Combined Pro Forma Adjustments, respectively.

  Also reflects the reduction in compensation expense related to the non-recurring, non-cash compensation charge of $7.0 million recorded by the Company in the second quarter of 1997 related to the reverse acquisition of GroupMAC.

  b) Reflects the amortization of goodwill to be recorded as a result of the acquisitions over a 40-year estimated life.

  c) Represents the adjustment necessary to reflect interest expense related to borrowings under the Credit Agreement to fund the cash portion of the purchase price and the assumption of debt related to the Post-Offering Companies, and interest related to the subordinated debt and notes issued to fund the S Corporation distributions

                        GROUP MAINTENANCE AMERICA CORP.

discussed in Note 3a. A summary of the historical and pro forma debt outstanding and a summary of the pro forma interest expense assuming the acquisitions occurred on January 1, 1997, is as follows (in thousands):

                                                         INTEREST       ANNUAL
                                                 BALANCE   RATE        INTEREST
                                                 ------- --------      --------
   Short-Term Debt:
     Historical March 31, 1998 short-term debt.  $   531  6.6875%(i)    $   35
     Historical March 31, 1998 S Corporation
      Notes....................................      935  6.0000%(ii)       56
                                                 -------                ------
                                                   1,466                    91
     Second Quarter Post-Offering Companies S
      Corporation Notes........................    2,902  6.0000%(ii)      174
                                                 -------                ------
       Total pro forma short-term debt/interest
        expense................................  $ 4,368                $  265
                                                 =======                ======
   Long-Term Debt:
     Historical March 31, 1998 long-term debt..  $21,313  6.6875%(i)    $1,425
     Historical March 31, 1998 subordinated
      debt.....................................      820  8.0000%(iii)      66
                                                 -------                ------
                                                  22,133                 1,491
     Second Quarter Post-Offering Companies
      assumed debt refinanced..................    8,326  6.6875%(i)       557
     Second Quarter Post-Offering Companies
      borrowings to fund cash portion of
      purchase prices..........................   47,133  6.6875%(i)     3,152
                                                 -------                ------
       Total pro forma long-term debt/interest
        expense................................  $77,592                $5,200
                                                 =======                ======
       Total pro forma debt/interest expense...  $81,960                $5,465
                                                 =======                ======

--------

  (i) Represents current borrowing rates under the Credit Agreement.

 (ii) Represents the contractual interest rate for the S Corporation Notes discussed in Note 3a.

(iii) Represents the contractual interest rates for the subordinated debt outstanding on the Company's historical balance sheet at March 31, 1998.

  d) Reflects the reduction to historical interest income earned on acquired cash and the remaining IPO proceeds, all of which is assumed to be used for the acquisition of the GroupMAC Pro Forma Combined Companies.

  e) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 4 as well as income taxes on S Corporation earnings.

  f) Weighted average shares outstanding include the following (in thousands):

   Shares issued in Initial Public Offering..............................  8,340
   Shares issued under Subscription Agreement dated October 24, 1996.....  2,600
   Shares issued to Pre-Offering Companies...............................  6,089
   Shares issued to Offering Acquisition Companies.......................  3,007
   Shares issued to First Quarter Post-Offering Companies................  2,506
   Shares issued to Second Quarter Post-Offering Companies...............  3,313
   Shares issued to Founding Management and Directors....................  1,037
                                                                          ------
   Weighted average shares outstanding--basic............................ 26,892
   Incremental effect of options and warrants on shares outstanding......    391
                                                                          ------
   Weighted average shares outstanding--diluted.......................... 27,283
                                                                          ======

  (c) Exhibits.

2.1*
  Agreement and Plan of Merger dated as of June 11, 1998 among the Company, Atlantic Industrial Acquisition Corp., Atlantic Industrial Constructors, Inc. and the shareholders of Atlantic Industrial Constructors, Inc.

23 Consent of KPMG Peat Marwick, LLP.

99* List of Lenders under the Credit Agreement.

--------

* Incorporated by reference to the Company's Form 8-K dated June 26, 1998.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          GROUP MAINTENANCE AMERICA CORP.

                                               /s/   Randolph W. Bryant
                                          By: _________________________________
                                                    Randolph W. Bryant
                                                   Senior Vice President
                                                    and General Counsel

Date: July 20, 1998

                            INDEX TO EXHIBITS




  Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated to a prior filing as indicated.

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
     2   Agreement and Plan of Merger dated as of June 11, 1998 among the
         Company, Atlantic Industrial Acquisition Corp., Atlantic Industrial
         Constructors, Inc. and the shareholders of Atlantic Industrial
         Constructors, Inc. (Exhibit 2.1 to Group Maintenance America Corp.'s
         Form 8-K dated June 26, 1998, File No. 1-13565).
    23*  Consent of KPMG Peat Marwick, LLP
    99   List of Lenders under the Credit Agreement (Exhibit 99 to Group
         Maintenance America Corp.'s Form 8-K dated May 22, 1998, File No. 1-
         13565).